Exhibit 99.1

REDWOOD TRUST REPORTS FIRST QUARTER 2020 FINANCIAL RESULTS

MILL VALLEY, CA – Thursday, May 7, 2020 – Redwood Trust, Inc. (NYSE:RWT), a leading innovator in housing credit investing, today reported its financial results for the quarter ended March 31, 2020.
Q1'20 Key Financial Results and Metrics

•	GAAP net loss was $(943) million, or $(8.28) per diluted common share

•	GAAP book value per common share was $6.32 at March 31, 2020; includes a $(0.78) per share impact from the impairment of intangible assets

•	Unrestricted cash balance was $375 million at March 31, 2020

•	Total recourse debt(1) of $4.6 billion at March 31, 2020

Company Update

•	At May 6, 2020, Redwood's unrestricted cash balance was $552 million and the company had met all margin calls due

•	Expect to reduce March 31, 2020 total recourse debt to $2.6 billion and total marginable debt to $1.1 billion on a pro forma basis(2)

•	On a preliminary basis, Redwood's GAAP book value per common share as of April 30, 2020 is estimated to be approximately 5% higher than GAAP book value per common share at March 31, 2020(3)

•	On May 6, 2020, Redwood announced the previously delayed first quarter dividend is now scheduled to be paid fully in cash on May 8, 2020

“Our first quarter results were significantly impacted by the COVID-19 pandemic, as uncertainty related to this health crisis and its impact on the economy triggered a collapse in liquidity and severe market dislocations. Despite the overall credit quality and underlying performance of our residential and business-purpose loan assets, Redwood incurred substantial losses in the quarter. Importantly, however, nearly two-thirds of the declines in our investments were negative mark-to-market adjustments on assets that remained on our balance sheet at quarter end. While it will likely take time for our industry to recover from the economic fallout caused by this health crisis, we believe our portfolio is well-positioned to recover meaningful value from quarter-end levels in the event market technicals subside and our nation gets back to work,” said Chris Abate, Chief Executive Officer of Redwood Trust.

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(1)	Recourse debt excludes $6.7 billion of consolidated securitization debt (ABS issued and servicer advance financing) that is non-recourse to Redwood.

(2)
Total recourse debt and total marginable debt on a pro forma basis reflects total recourse debt and total marginable debt, respectively, as of March 31, 2020 after giving effect to pending asset sale transactions and certain other activity that occurred on or prior to May 6, 2020, as if the transactions and activity had occurred on March 31, 2020. In general, these adjustments reflect asset sales that occurred from April 1, 2020 through April 30, 2020, and associated debt repayments, as well as new non-marginable warehouse facilities that were entered into since April 30, 2020. Additional discussion of this pro forma activity is included in the first quarter 2020 Redwood Review.

(3)
Redwood’s estimate of GAAP book value per common share as of April 30, 2020 reflects management’s preliminary estimate with respect to such information, based on information currently available, and may vary from Redwood’s actual financial results. Further, these preliminary estimates are not a comprehensive statement or estimate of Redwood’s financial results or financial condition. Accordingly, you should not place undue reliance on these preliminary estimates.

Redwood's Response to the Impact From COVID-19
Due to the continued volatility in the financial markets, including the residential credit markets, and economic impacts resulting from the global pandemic of COVID-19, Redwood has undertaken a number of initiatives to promote business continuity, prioritize liquidity through this period of volatility, adjust our operating platforms, focus on the safety and productivity of our employees, and continue to work with our counterparties, customers and operating partners. We expect to continue to review and adjust our efforts as the circumstances and impacts of the pandemic develop and we respond to the shifting business and financial landscape and heightened volatility in, among other things, financial markets, asset values and interest rates. More information on these initiatives, including, where practicable, select pro forma information and quarter-to-date information for the second quarter of 2020 are available in the company's first quarter 2020 Redwood Review.

First Quarter 2020 Redwood Review Available Online
A further discussion of Redwood's business, financial results and taxable income is included in the first quarter 2020 Redwood Review, which is available within the “Investor Information-Redwood Review” section on the Company’s website at www.redwoodtrust.com.

REDWOOD TRUST, INC.

Financial Performance	Three Months Ended
($ in millions, except per share data)	3/31/2020	12/31/2019	3/31/2019

GAAP net (loss) income	$(943)	$49	$54
GAAP net (loss) income per diluted common share	$(8.28)	$0.38	$0.49

REIT taxable income (estimated)	$38	$44	$29
REIT taxable income per share (estimated)	$0.33	$0.39	$0.30

GAAP book value per share	$6.32	$15.98	$16.00
Dividends per common share	$0.32	$0.30	$0.30

Conference Call and Webcast
Redwood will host an earnings call tomorrow, May 8, 2020, at 5:00 a.m. Pacific Time / 8:00 a.m. Eastern Time to discuss its first quarter 2020 financial results. The number to dial in order to listen to the conference call is 1-800-458-4121 in the U.S. and Canada. International callers must dial 1-856-344-9290. Callers should reference call ID #6225951. A replay of the call will be available through midnight on May 22, 2020, and can be accessed by dialing 1-844-512-2921 in the U.S. and Canada or 1-412-317-6671 internationally and entering access code #6225951.
The live conference call will also be webcast in listen-only mode in the Newsroom section of Redwood’s website under "Events." To listen to the webcast, please go to Redwood's website at least 15 minutes prior to the call to register and download and install any needed audio software. An audio replay of the call will also be available on Redwood's website following the call. Redwood currently expects to file its Quarterly Report on Form 10-Q with the Securities and Exchange Commission in mid-May 2020, and also make it available on Redwood’s website.
About Redwood Trust
Redwood Trust, Inc. (NYSE: RWT) is a specialty finance company focused on making credit-sensitive investments in single-family residential and multifamily mortgages and related assets and engaging in mortgage banking activities. Our goal is to provide attractive returns to shareholders through a stable and growing stream of earnings and dividends, as well as through capital appreciation. Redwood Trust was established in 1994, is internally managed, and structured as a real estate investment trust (“REIT”) for tax purposes. For more information about Redwood, please visit our website at www.redwoodtrust.com.

Forward-Looking Statements:  This press release and the related conference call contain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements related to Redwood's preliminary estimate of GAAP book value per common share as of April 30, 2020, total recourse debt and total marginable debt on a pro forma basis, estimates of 2020 REIT taxable income and the expected timing for the filing of Redwood's Quarterly Report on Form 10-Q. Forward-looking statements involve numerous risks and uncertainties. Redwood's actual results may differ from Redwood's beliefs, expectations, estimates, and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Forward-looking statements are not historical in nature and can be identified by words such as “anticipate,” “estimate,” “will,” “should,” “expect,” “believe,” “intend,” “seek,” “plan” and similar expressions or their negative forms, or by references to strategy, plans, or intentions. These forward-looking statements are subject to risks and uncertainties, including, among other things, those described in our Annual Report on Form 10-K under the caption “Risk Factors.” Other risks, uncertainties, and factors that could cause actual results to differ materially from those projected may be described from time to time in reports we file with the Securities and Exchange Commission, including reports on Forms 10-Q and 8-K. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

REDWOOD TRUST, INC.

Consolidated Income Statements (1)	Three Months Ended
($ in millions, except share and per share data)	3/31/20	12/31/19	9/30/19	6/30/19	3/31/19

Interest income	$198	$193	$150	$149	$131
Interest expense	(147)	(148)	(117)	(116)	(99)
Net interest income	51	45	34	32	32
Non-interest (loss) income
Mortgage banking activities, net	(28)	46	10	19	12
Investment fair value changes, net	(871)	1	11	3	20
Other income	2	5	4	5	5
Realized gains, net	4	6	5	3	11
Total non-interest (loss) income, net	(893)	58	30	30	48
General and administrative expenses	(33)	(42)	(27)	(26)	(23)
Other expenses	(91)	(7)	(3)	(2)	(1)
Benefit from (provision for) income taxes	22	(4)	—	(2)	(1)
Net (loss) income	$(943)	$49	$34	$31	$54

Weighted average diluted shares (thousands) (2)	114,077	152,983	136,523	130,697	126,278
Diluted (loss) earnings per common share	$(8.28)	$0.38	$0.31	$0.30	$0.49
Regular dividends declared per common share	$0.32	$0.30	$0.30	$0.30	$0.30

(1)	Certain totals may not foot due to rounding.

(2)
In the periods presented above, excluding the first quarter of 2020, weighted average diluted shares included shares from the assumed conversion of our convertible and/or exchangeable debt in accordance with GAAP diluted EPS provisions. Actual shares outstanding at March 31, 2020, December 31, 2019, September 30, 2019, June 30, 2019, and March 31, 2019 were 114,838, 114,353, 112,102, 97,715, and 96,866, respectively.

REDWOOD TRUST, INC.

Consolidated Balance Sheets (1)
($ in millions, except share and per share data)	3/31/20	12/31/19	9/30/19	6/30/19	3/31/19

Residential loans	$6,711	$7,715	$8,682	$7,283	$7,274
Business purpose residential loans	3,464	3,507	336	251	161
Multifamily loans	470	4,409	3,792	3,750	2,176
Real estate securities	293	1,100	1,285	1,477	1,543
Other investments	446	358	348	372	414
Cash and cash equivalents	378	197	395	218	201
Other assets	538	710	639	501	424
Total assets	$12,301	$17,995	$15,476	$13,852	$12,193

Short-term debt	$2,342	$2,329	$1,981	$2,463	$2,163
Other liabilities	318	370	411	338	270
Asset-backed securities issued	6,462	10,515	8,346	6,913	5,638
Long-term debt, net	2,454	2,953	2,954	2,573	2,573
Total liabilities	11,576	16,168	13,691	12,288	10,643

Stockholders' equity	725	1,827	1,785	1,564	1,550

Total liabilities and equity	$12,301	$17,995	$15,476	$13,852	$12,193

Shares outstanding at period end (thousands)	114,838	114,353	112,102	97,715	96,866
GAAP book value per share	$6.32	$15.98	$15.92	$16.01	$16.00

(1)	Certain totals may not foot due to rounding.

CONTACTS
Lisa M. Hartman
SVP, Head of Investor Relations
Phone: 866-269-4976
Email: investorrelations@redwoodtrust.com